Exhibit 99.1

QRS Music Technologies, Inc.
Private Label — Contract Manufacturer/Distributor Agreement

1.               Parties

QRS Music Technologies, Inc., a Delaware corporation (“QRS”), Samick a Korean corporation (“SMK”).

2.               Contract Manufacturing

QRS hereby grants a license to SMK to manufacturer and SMK agrees to manufacture, under license, for QRS at any of SMK’s facilities:

a.               Piano’s to be described in technical specifications provided by QRS to SMK (the “Exclusive Pianos”).  The Exclusive Pianos shall have certain features which make them unique and proprietary to QRS.  QRS shall label or as part of the manufacturing process, SMK shall label, the Exclusive Pianos with the Story & Clark trademark or other trademark specified by QRS.  QRS shall have exclusivity to their design and proximity to their design.

b.              SMK shall also manufacture for QRS, on the same terms set out herein, unique piano benches and other unique hybrid components and products associated with Exclusive Pianos and the PNObar (“Other Exclusive Products”) and Exclusive Parts (as defined below).

c.               Proprietary Rights:

As to Exclusive Pianos, Exclusive Products, and Exclusive Parts listed in Attachment A, which may be amended by QRS from time to time during the term of this agreement, which are to be manufactured and sold pursuant to the terms of the Agreement:

1.               Intellectual Property rights of QRS owned by QRS as of the effective date of the Agreement, as well as those developed by QRS after the effective date of the Agreement continue to belong to QRS.

2.               Intellectual Property rights of SMK owned by SMK as of the effective date of the Agreement, as well as those developed by SMK after the effective date of the Agreement continue to belong to SMK.

3.               If QRS and SMK agree to develop a new product which is not listed in the list of products in Attachment A (a “New Product”) then QRS and SMK will jointly, as agreed in writing in a separate agreement to be drafted and agreed to in the future as New Products are proposed,  own the rights to the New Product.  No product shall be deemed a New Product unless it is expressly agreed in such a written agreement.

Each of QRS and SMK will be required to maintain as secret, any trade secrets exchanged between them during the course of manufacture of New Products.

3.               Exclusive Sales

SMK shall sell the Exclusive Pianos, and Other Exclusive Products and the Exclusive Parts (regardless of the trademark(s) employed on any such part or piano) only to QRS.

4.               Appointment of QRS as Exclusive Distributor

SMK hereby appoints QRS as exclusive distributor in North America of any SMK product which incorporates the current (2007 production) an agreed upon unique scale Grand Piano Scale (63, 77, 90).  SMK, may, through its Samick distributors in the USA and Canada, continue to distribute their NSG158, NSG175, and NSG186 product numbers.

5.               Terms of Sale of Exclusive Piano and Parts

a.               Exclusive Piano Forecasts — Within forty-five (45) days of execution of this agreement QRS shall provide to SMK a forecast of its projected inventory needs for Exclusive Pianos, Other Exclusive Products, and Exclusive Parts for the upcoming twelve (12) months.  Within ninety (90) days following receipt of such forecast SMK shall ship to QRS a two (2) month supply of Exclusive

Pianos, Other Exclusive Products, and Exclusive Parts (collectively herein referred to as “Products”.)

b.              Each month SMK shall ship to QRS sufficient quantities of Exclusive Pianos, Other Exclusive Products, and Exclusive Parts so that QRS had a two (2) month inventory of Exclusive Pianos, Other Exclusive Products, and Exclusive Parts.

c.               Price Lists for products to be manufactured by SMK pursuant to this agreement are listed in Attachment A — Price adjustments may be made thirty (30) days prior to the anniversary date of this agreement and will be based on the average increase/decrease of competitive pricing from major manufactures (Pearl River, Yamaha, Seijung, Dongbei, Kawai, and Beijing) for their five foot (5’0”) piano.

d.              Shipping:

1.               Shipping will be at the risk of and responsibility of SMK.

2.               Prior to shipment from a SMK manufacturing facility QRS may indicate specific products to be shipped to one of their facilities, or a warehouse of QRS’s choosing.

3.               SMK will charge QRS all normal costs associated with shipping without any markup to those expenses.  Evidence of shipping costs will accompany invoices to QRS as support for these shipping charges.

4.               Pianos warehoused outside of the Gallatin, TN facility will be accounted for via monthly inventory and forecasts reports, verified annually by independent auditors, and/or Radio Frequency Identification (RFID) when available.  SMK will have the ability to access RFID technology or physical access to QRS facilities, with thirty (30) days written notice for purposes of inventory verification.

5.               Certain items on QRS’s monthly forecast will require technology and component parts only available from QRS.  Upon request by SMK, or as deemed necessary by QRS, QRS will, at no charge, supply to SMK these parts exclusively for installation in Products.  These parts will be shipped to SMK on an as needed and availability basis.  QRS recognizes that failure to deliver these parts will cause a delay in the delivery of forecasted Exclusive Pianos and or Exclusive Products and or Exclusive Parts.

e.               Consignment — Exclusive Pianos, Other Exclusive Products, Exclusive Parts, and replacement parts shall be shipped to and held by QRS on consignment.  Title to the Exclusive Pianos and Other Exclusive Products, until sold, shall remain with SMK.  Upon sale of products title shall pass to the customer.  SMK hereby appoints QRS as its agent to convey title to the customer.  This appointment of QRS as SMK’s agent shall be irrevocable and deemed coupled with an interest.  Title to Exclusive Parts and replacement parts until used by QRS shall remain with SMK.  QRS may hold the consigned Exclusive Pianos, Other Exclusive Products, Exclusive Parts and replacement parts in any of its warehouses, showrooms, independent QRS dealers, anywhere in the USA and Canada (“Consigned Inventory”).  Payment guarantees under Letters Of Credit are only applicable when a piano is sold to a dealer/distributor or customer.

6.               Payment Procedure

a.               Each month, within five (5) business days from the start of each calendar month a Letter Of Credit will be issued by QRS’s corresponding bank in favor of SMK for all sales of Exclusive Pianos, Other Exclusive Products, Exclusive Parts, and replacement parts that were sold in the prior month.  Any Exclusive Pianos, Other Exclusive Products, Exclusive Parts, and replacement parts returned for credit in the month where a Letter Of Credit is issued will reduce the amount of that Letter Of Credit for the credit issued.

b.              If QRS is late in establishing a Letter Of Credit when due QRS will pay to SMK interest at the rate of the Prime Rate of interests as established by the J.P. Morgan Chase & Company from the first business day of the calendar month the Letter of Credit was due until the issuance of the Letter Of Credit that is due for that calendar month.

c.               Draws against the Letter Of Credit shall occur six (6) months after issuance of the Letter Of Credit.

7.               Warranty

a.               QRS will issue a warranty to the end-user purchaser of an Exclusive Piano or any Other Exclusive Product.  The warranty will cover parts and labor for a period of up to fifteen (15) years.  SMK shall indemnify QRS for all costs QRS incurs for repair or replacement of Exclusive Pianos or Other Exclusive Product pursuant to the terms of the warranty.  When QRS determines, in its reasonable judgment, that under the terms of the warranty a defective Exclusive Piano or Other Exclusive Product should be replaced rather than repaired QRS shall notify SMK and be entitled to remove and Exclusive Piano or Other Exclusive Product for the Consigned Inventory to replace the defective product.  Use of Consigned Inventory to replace defective Exclusive Pianos or Other Exclusive Product shall be part of SMK’s obligations to indemnify QRS for warranty claims.  Upon such removal of an Exclusive Piano or Other Exclusive Product from Consigned Inventory, title to that Exclusive Piano or Other Exclusive Product shall pass to QRS.  QRS shall use reasonable commercial efforts to return the defective Exclusive Piano or Other Exclusive Product to SMK’s warehouse in Nashville, Tennessee.  Upon dispatch of the replacement Exclusive Piano or Other Exclusive Product, title to and shipping risk for the defective item shall pass to SMK.

b.              If QRS used a replacement part or an Exclusive Part for repair of an Exclusive Piano or Other Exclusive Product pursuant to a warranty claim, QRS shall not be required to make any payment for the replacement part or Exclusive Part.

c.               If QRS uses a replacement part or Exclusive Part for repair of an Exclusive Piano for a purpose other than to satisfy a warranty claim, QRS shall pay SMK for the replacement part within six (6) months pursuant to the Payment Procedure as described in Section 6.

8.               Reports

QRS shall provide monthly reports to SMK regarding sales, Consignment Inventory levels, replacement part levels, warranty claim and defectives regarding Exclusive Pianos, Other Exclusive Product, or Exclusive Part replacement parts.  SMK will have the right to inspect and or count inventory located outside SMK’s warehouse with thirty (30) days written notice to QRS.

9.               Non Solicitation

During the term of this agreement SMK will not:

a.               Initiate, solicited, or facilitate any transaction with any distributor, manufacturer, or reseller of pianos within the USA.

b.              Enter into any agreement or transaction with any distributor, manufacturer, or reseller of pianos within the USA.

c.               Participate in any discussion, negotiation, or furnish any information to any person or entity that may represent any transaction with any distributor, manufacturer, or reseller of pianos within the USA.

10.         Term of Agreement

This Agreement shall have an initial term of seven (7) years and shall automatically extend for an additional five (5) year period unless cancelled upon a one year written notice from either party per section 11.

11.         Cancellation

Prior to expiration of the initial seven year term, this Agreement may be cancelled at any time by either QRS or SMK giving the other party written notice (“Notice of Termination”) which is delivered by Secured or Certified Mail.  The date of receipt of the Notice of Termination may be referred to as the “Notice Date.”  The notice date must occur no later than 365 days prior to the Termination date of this agreement.  Within 6 months after the Termination Date, QRS will pay SMK for any (i) unsold Products located in a QRS warehouse (“Warehoused Products) and (ii) any Products for which QRS has previously conveyed title to a purchaser (“Sold Products”)

for which Warehoused Products and Sold Products QRS has not paid SMK or which have not been identified to an existing Letter of Credit, Payment for these products will be consistent with Section 6 of this Agreement.

If QRS does not secure a Letter Of Credit as outlined in Section 6 of this Agreement SMK will send to QRS by secured or certified mail, a notice of default (a “Default Notice”) specifying those Warehoused Products and Sold Products for which QRS has not paid.  QRS shall have sixty (60) days from the date of its receipt of the Default Notice to cure such default by making payment for such Products.   If QRS does not cure such default within such period, SMK will have the right to sell the Products identified in the Default Notice, but such sale may only take place outside of the USA and Canada and SMK shall take reasonable steps to insure that such Products are not resold into the USA or Canada.

12.         Guarantee

J.S. Kim, an individual residing in South Korea hereby guarantees the performance of the Agreement by SMK.

13.         Applicable Law

The Agreement shall be governed pursuant to the laws of the State of Nevada, USA, the state and federal courts of which shall also be the exclusive jurisdiction and venue for enforcement.  SMK and Guarantor hereby irrevocably submit to the jurisdiction of such courts.

Date: 9/21/2007

/s/
SMK

By:	Hyung Gnk, Lee
Its:	President and CEO

/s/
J.S. Kim Guarantor

By:

Its:

/s/
QRS

By:	Tom Dolan

Its:	President and Chief Executive Officer